Exhibit 10.42

December 22, 2017

James M. Foote

Re:	Promotion to Chief Executive Officer
Dear James:
On behalf of CSX Corporation (the “Company”), I am writing to congratulate you on your promotion to Chief Executive Officer of the Company (“CEO”) and to notify you of your new line of reporting and compensation terms.
Beginning on December 22, 2017, in your role as CEO, (i) you will report to the Board of Directors of the Company, (ii) will be paid an annual base salary (“Base Salary”) of $1,200,000.00, payable in accordance with the Company’s normal payroll procedures, (iii) your target annual bonus will be 125% of Base Salary (“Annual Bonus”) with your actual Annual Bonus determined based on Company and individual performance pursuant to the Company’s Management Incentive Compensation Plan (the “MICP”) on the same basis as other senior executives of the Company and (iv) you will be eligible to participate in the Company’s long term incentive plans (each an “LTIP”) on the same basis as other Executive Vice Presidents of the Company with LTIP grants in the aggregate amount of $9,000,000.00 for each LTIP performance period (the “LTIP Awards”).
As of the date hereof, the terms of your October 25, 2017 Employment Letter (“Letter Agreement”), other than Sections 3(g) (where references to the Letter Agreement will instead be references to this letter), (h) and (i), Section 4 (Change in Control Agreement), and Section 5 (Non-Compete Agreement), shall be of no further force and effect.
[Signatures Follow]

Please indicate your agreement and acceptance of this letter by signing and dating the enclosed duplicate original of this letter and returning it to me.
Very truly yours,

/s/ Edward J. Kelly, III
Edward J. Kelly, III
Chairman of the Board

Acknowledged and Agreed

/s/ James M. Foote
James M. Foote

Dated: January 5, 2018